As filed with the Securities and Exchange Commission on December 24, 1998

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               COMCAST CORPORATION
               (Exact Name of Registrant as Specified in Charter)


          PENNSYLVANIA                                 23-1709202
  (State or Other Jurisdiction           (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
              (Address of Registrant's Principal Executive Offices)

                          Comcast-Spectacor 401(k) Plan
                            (Full Title of the Plan)

                              Arthur R. Block, Esq.
                Vice President and Senior Deputy General Counsel
                               Comcast Corporation
                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                     (Name and address of agent for service)

                                 (215) 665-1700
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed              Proposed
                                                           maximum               maximum
Title of Securities to be           Amount to be           offering price        aggregate offering           Amount of
Registered                          registered(1)          per share (2)         price (2)                    registration fee
Class A Special Common
Stock, $1.00 par value               120,000                $55.47                6,656,400                    $1,851

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of: (a) interests to be offered or sold pursuant to the employee benefit plan described herein, and
(b) additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Comcast-Spectacor 401(k) Plan for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents which have been filed by Comcast Corporation (the "Registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

        (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998; June 30, 1998; and September 30, 1998;

        (c) the Company's Current Reports on Form 8-K as filed on May 28, 1998; June 9, 1998; and September 17, 1998;

        (d) the description of the Common Stock (including the Class A Special Common Stock), $1.00 par value per share (the "Common Stock"), of the Company contained in the Company's Registration Statement on Form 8-A dated November 4, 1986 and as amended on Form 8-A/A dated July 16, 1996 filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which contain descriptions of the Common Stock of the Company and certain rights relating to the Common Stock, and any amendment or reports filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable

Item 6.   Indemnification of Directors and Officers.

          Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

          Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under
Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

          Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

          Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

          Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

          Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741-1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

          Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741-1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

          Section 7-2 of the Registrant's Bylaws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

          Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania Law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.

          Section 7-3 of the Registrant's Bylaws states that the provisions of the Bylaws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as provided in
Section 7-3. Further, any repeal or amendment of the indemnification provisions of the Bylaws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions of the Bylaws so as to limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

          The  Registrant  has  purchased   directors  and  officers   liability
insurance for its directors and officers.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

         Exhibit No.       Description

         4                 Comcast-Spectacor 401(k) Plan.

         23.1              Consent of Deloitte & Touche LLP.

         23.2              Consent of KPMG Peat Marwick LLP.

         24                Power of Attorney (see Signature Page at pages 7-9).

          In accordance with Item 8 of Form S-8, this registration statement does not include Exhibit 5 -- Opinion regarding Legality, as:

          1. The Company undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan under
Section 401(a) and 401(k) of the Internal Revenue Code.

          2. The Plan provides that shares of the Company's Common Stock issued under the Plan will be purchased by the Trustee of the Plan on the open market. The Plan does not provide for such shares to be issued by the Company out of its authorized and unissued shares of Common Stock.

Item 9.   Undertakings

          The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania on the 23rd day of December, 1998.

                                        COMCAST CORPORATION


                                        By: /s/ Brian L. Roberts
                                            -----------------------------------
                                            Brian L. Roberts
                                            President and Director
                                            (Principal Executive
                                            Officer)


                                POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned Comcast Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("Comcast"), and the undersigned directors and officers of Comcast hereby constitute and appoint Ralph J. Roberts, Brian L. Roberts, Julian A. Brodsky, John R. Alchin, Lawrence S. Smith, Stanley Wang and Arthur R. Block, and each of them, severally, his or her true and lawful attorneys and agents at any time and from time to time to do any and all acts and things and execute in his or her name (whether on behalf of Comcast, or by attesting the seal of Comcast or otherwise), any and all instruments and documents which said attorneys and agents, or any of them, may deem necessary or advisable and may be required to enable Comcast and the Comcast-Spectacor 401(k) Plan (the "Plan") to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission ("Commission") in respect thereof, in connection with the Plan and shares of Common Stock of Comcast offered pursuant to or in connection with the Plan, including specifically, but without limiting the generality of the foregoing, power of attorney to sign the name of Comcast and affix the corporate seal and to sign the names of the undersigned directors and officers to all registration statements, and all amendments and supplements thereto, on Form S-8 or on any other appropriate Form, hereafter filed with the Commission and all instruments or documents filed as a part thereof or in connection therewith, and each of the undersigned hereby ratifies and confirms all that said attorneys, agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                              DATE



/s/ Ralph J. Roberts          Chairman of the Board            December 23, 1998
------------------------      of Directors; Director
Ralph J. Roberts


/s/ Julian A. Brodsky         Vice Chairman of the             December 23, 1998
------------------------      Board of Directors;
Julian A. Brodsky             Director


/s/ Brian L. Roberts          President; Director              December 23, 1998
------------------------      (Principal Executive
Brian L. Roberts              Officer)


/s/ Lawrence S. Smith         Executive Vice President         December 23, 1998
------------------------      (Principal Accounting
Lawrence S. Smith             Officer)


/s/ John R. Alchin            Senior Vice President and        December 23, 1998
------------------------      Treasurer (Principal Financial
John R. Alchin                Officer)


/s/ Gustave G. Amsterdam      Director                         December 23, 1998
------------------------
Gustave G. Amsterdam


/s/ Sheldon M. Bonovitz       Director                         December 23, 1998
------------------------
Sheldon M. Bonovitz


/s/ Joseph L. Castle II       Director                         December 23, 1998
------------------------
Joseph L. Castle II


/s/ Bernard C. Watson         Director                         December 23, 1998
-----------------------
Bernard C. Watson

/s/ Irving A. Wechsler        Director                         December 23, 1998
-----------------------
Irving A. Wechsler



/s/ Anne Wexler               Director                         December 23, 1998
-----------------------
Anne Wexler

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on December 23, 1998.

                                          COMCAST-SPECTACOR 401(k) PLAN

                                          By:  Comcast Spectacor, L.P.

                                          By:  Bryn Mawr Realty, General Partner
                                               of Comcast Spectacor, L.P.


                                               By:/s/ Sanford Lipstein
                                                  ------------------------------
                                                  Sanford Lipstein
                                                  President

                                  EXHIBIT INDEX


    Exhibit No.

         4                 Comcast-Spectacor 401(k) Plan.

         23.1              Consent of Deloitte & Touche LLP.

         23.2              Consent of KPMG Peat Marwick LLP.






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